                                                            EXHIBIT (a)(5)(viii)

                               RENT-A-CENTER, INC.

                                OFFER TO PURCHASE
                                    FOR CASH
                   UP TO 2,200,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT GREATER THAN $66.00
                         NOR LESS THAN $60.00 PER SHARE
                        PURSUANT TO THE OFFER TO PURCHASE
                              DATED APRIL 28, 2003
                              CUSIP NO. 76009N 10 0


To Our Stockholders:

         Rent-A-Center, Inc. ("Rent-A-Center") recently mailed to our stockholders of record materials describing a modified "Dutch Auction" tender offer in which we are offering to purchase, subject to the terms and conditions of the tender offer, up to 2,200,000 shares of our common stock. These materials included a BLUE Letter of Transmittal.

         The Letter of Transmittal that you received may be defective and should not be used to tender shares. If you wish to tender shares using a Letter of Transmittal, please use the Letter of Transmittal (which is a DIFFERENT SHADE OF BLUE than the original) that accompanies this letter and not the Letter of Transmittal that you received with our earlier mailing.

         If you have any questions regarding the tender offer or need assistance in tendering your shares, please contact D. F. King & Co., Inc., the Information Agent for the tender offer, at (800) 431-9642 (toll free), or Lehman Brothers Inc., the Dealer Manager for the tender offer, at (800) 524-4462 (toll free).

                                      Sincerely,


                                      /s/ Mitchell E. Fadel
                                      -------------------------------------
                                      Mitchell E. Fadel,
                                      President and Chief Operating Officer